Exhibit 5.1

April 11, 2023

Minority Equality Opportunities Acquisition Inc.

100 Executive Court

Waxahachie, TX 75165

Ladies and Gentlemen:

We have acted as counsel to Minority Equality Opportunities Acquisition Inc., a Delaware corporation (the “Registrant”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 7,108,081 shares of the Registrant (referred in the Registration Statement as New Digerati Common Stock), $0.0001 par value per share (the “Shares”), to be issued by the Registrant pursuant to the terms of that certain Business Combination Agreement, dated as of August 30, 2022 (as it may be amended, restated, supplemented or modified from time to time, the “Business Combination Agreement”), by and among the Registrant, MEOA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, and Digerati Technologies, Inc., a Nevada corporation. Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to it in the Registration Statement.

We have reviewed copies of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Registrant, the By-laws of the Registrant, resolutions of the Board of Directors of the Registrant and the Business Combination Agreement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

We have assumed the genuineness of all manual and electronic signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. For the purposes of the opinion set forth below, we have also assumed that (i) in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance, and (ii) before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable.

We express no opinion as to any laws other than the DGCL (the “Relevant Law”). The opinion expressed herein is based upon the Relevant Law and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Pryor Cashman LLP

PRYOR CASHMAN LLP